Exhibit 99.4

SPECTRUM BRANDS GLOBAL BATTERIES AND LIGHTS DIVISION

(Combined Carve-Out Financial Statements of Global Batteries & Lights Division of Spectrum Brands Holdings,

Inc.)

INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

As of December 30, 2018 and for the three month periods ended December 30, 2018 and December 31, 2017 (Unaudited)

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

(Combined Carve-Out Financial Statements of Global Batteries & Lights Division of Spectrum Brands Holdings, Inc.)

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Condensed Combined Balance Sheets

As of December 30, 2018 (unaudited), and as of September 30, 2018 (audited)

	December 30,	September 30,
(in millions)	2018	2018
Assets
Trade receivables, net	$117.6	$98.5
Other receivables	17.8	23.0
Inventories	105.3	127.8
Prepaid expenses and other current assets	25.0	28.5

Total current assets	265.7	277.8
Property, plant and equipment, net	138.8	142.9
Deferred charges and other	10.3	9.5
Deferred income taxes	2.3	2.3
Goodwill	193.9	195.5
Intangible assets, net	265.5	269.5

Total assets	$876.5	$897.5

Liabilities and Net Parent Investment
Current portion of capital lease obligations	$6.2	$5.9
Accounts payable	73.6	131.5
Accrued wages and salaries	27.3	24.5
Other current liabilities	83.0	37.7

Total current liabilities	190.1	199.6
Capital lease obligations, net of current portion	38.2	39.5
Deferred income taxes	53.1	62.0
Other long-term liabilities	15.9	16.5

Total liabilities	297.3	317.6
Net parent investment	650.6	637.7
Accumulated other comprehensive loss	(71.4)	(57.8)

Total net parent investment	579.2	579.9

Total liabilities and net parent investment	$876.5	$897.5

See accompanying notes to the condensed combined financial statements.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Condensed Combined Statements of Income

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

	For the three month periods ended
(in millions)	December 30, 2018	December 31, 2017
Net sales	$249.0	$261.2
Cost of goods sold	164.6	170.2

Gross profit	84.4	91.0
Selling	17.1	17.0
General and administrative	36.8	34.2
Research and development	2.9	2.9

Total operating expenses	56.8	54.1

Operating income	27.6	36.9
Interest expense	0.4	0.6
Other non-operating expense (income), net	0.5	0.1

Income before income taxes	26.7	36.2
Income tax expense (benefit)	8.1	(4.7)

Net income	$18.6	$40.9

See accompanying notes to the condensed combined financial statements.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Condensed Combined Statements of Comprehensive Income

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

	For the three month periods ended
(in millions)	December 30, 2018	December 31, 2017
Net Income	$18.6	$40.9
Other comprehensive income (loss)
Foreign currency translation gain (loss)	(15.7)	(7.2)
Unrealized gain (loss) on derivative instruments
Unrealized gain (loss) on hedging activity before reclassification	0.5	0.7
Loss (gain) on hedging activity reclassified from accumulated other comprehensive income	2.1	0.5

Unrealized gain (loss) on hedging instruments after reclassification	2.6	1.2
Deferred tax effect	0.5	0.2

Net unrealized gain (loss) on hedging derivative instruments	2.1	1.0

Net change in comprehensive income	(13.6)	(6.2)

Comprehensive income	$5.0	$34.7

See accompanying notes to the condensed combined financial statements.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHT DIVISION

Condensed Combined Statement of Net Parent Investment

For the three month period ended December 30, 2018

(unaudited)

(in millions)	Net Parent Investment	Accumulated Other Comprehensive Income	Total
Three month period ended September 30, 2018	$637.7	$(57.8)	$579.9
Net income	18.6	—	18.6
Foreign currency translation loss		(15.7)	(15.7)
Unrealized gain on hedging activity		2.1	2.1
Net transfer to Parent	(5.7)		(5.7)

Balances at December 30, 2018	$650.6	$(71.4)	$579.2

See accompanying notes to the condensed combined financial statements.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Condensed Combined Statements of Cash Flows

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

	For the three month periods ended
(in millions)	As of December 30, 2018	As of December 31, 2017
Cash flows from operating activities
Net income	$18.6	$40.9
Adjustments to reconcile net income to net cash from operating activities:
Depreciation on property plant and equipment	5.5	5.7
Amortization of intangible assets	2.7	2.5
Share based compensation	2.3	0.7
Deferred tax (benefit) expense	(8.9)	(21.0)
Net changes in operating assets and liabilities:
Receivables	(15.0)	(20.5)
Inventories	22.5	14.3
Prepaid expenses and other current assets	3.5	1.5
Accounts payable and accrued liabilities	(30.3)	(52.2)
Income taxes and other	25.1	11.6

Net cash provided by (used by) operating activities	26.0	(16.5)
Cash flows from investing activities
Purchases of property, plant and equipment	(2.8)	(3.2)
Proceeds from sale of assets	—	—

Net cash used by investing activities	(2.8)	(3.2)
Cash flows from financing activities
Net transfer to Parent	(21.6)	20.0
Payment of capital lease obligations	(1.6)	(0.3)

Net cash (used by) / provided by financing activities	(23.2)	19.7

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Non cash investing activities
Acquisition of property, plant and equipment through capital leases	$0.1	$0.2

See accompany notes to the condensed combined financial statements.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

The accompanying condensed combined financial statements include the historical accounts of Spectrum Global Batteries & Lights Division (“GBL”) of Spectrum Brands Holdings, Inc. (“SBH” or “Parent”). GBL consists of consumer batteries and battery-powered portable lighting products. Consumer batteries consists of alkaline batteries, zinc carbon batteries, nickel metal hydride (NiMH) rechargeable batteries and battery chargers primarily under the Rayovac® and VARTA® brands. Additionally, GBL manufactures alkaline batteries for third parties who sell under their own private labels. GBL also offers a broad line of battery-powered portable lighting products including flashlights and lanterns under the Rayovac® and VARTA® brands, and other proprietary brand names pursuant to licensing arrangements with third parties.

GBL manufactures and sells hearing aid batteries under several brand names and private labels for many major hearing aid device manufacturers. Other specialty battery products include keyless entry batteries, portable chargers and coin cells for use in watches, cameras, calculators, communications equipment, and medical instruments.

Energizer Holdings, Inc.

On January 15, 2018, SBH entered into a definitive Acquisition Agreement (“Agreement”) with Energizer Holdings, Inc. (“Energizer”) on January 15, 2018, where Energizer will acquire from SBH the GBL business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments. The Agreement provides that Energizer will purchase the equity of certain subsidiaries of SBH and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GBL business. In the Agreement, SBH and Energizer have made customary representations and warranties and have agreed to customary covenants relating to the acquisition. Among other things, prior to the consummation of the acquisition, SBH will be subject to certain business conduct restrictions with respect to its operation of the GBL business. SBH and Energizer have agreed to indemnify each other for losses arising from certain breaches of the Agreement and for certain other matters. In particular, SBH has agreed to indemnify Energizer for certain liabilities relating to the assets retained by SBH, and Energizer has agreed to indemnify SBH for certain liabilities assumed by Energizer, in each case as described in the Agreement. SBH and Energizer have agreed to enter into related agreements ancillary to the acquisition that will become effective upon the consummation of the acquisition, including a customary transition services agreement and reverse transition services agreement.

The consummation of the acquisition is subject to certain customary conditions, including, among other things, (i) the absence of a material adverse effect on GBL, (ii) the expiration or termination of required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the receipt of certain other antitrust approvals in certain specified foreign jurisdictions (the conditions contained in (ii) and (iii) together, the “Antitrust Conditions”), (iv) the accuracy of the representations and warranties of the parties generally subject to a customary material adverse effect standard (as described in the Agreement) or other customary materiality qualifications), (v) the absence of governmental restrictions on the consummation of the acquisition in certain jurisdictions, and (vi) material compliance by the parties with their respective covenants and agreements under the Agreement. The consummation of the transaction is not subject to any financing condition. On March 29, 2018, the Federal Trade Commission allowed the expiration of the 30-day Hart-Scott-Rodino waiting period, which in effect provides US regulatory approval of the sale. Refer to Note 14 – Subsequent Events for further development over the Energizer acquisition and other required regulatory approvals subsequent to December 30, 2018.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentation

The accompanying condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) from the combined financial statements and accounting records of SBH using the historical results of GBL segment operations and historical cost basis of the assets and liabilities that comprise GBL. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under SBH’s management. All intercompany balances and transactions within GBL have been eliminated. Transactions and balances between GBL and SBH and its subsidiaries are reflected as related party transactions and are considered to be effectively settled at the time the transaction is incurred, therefore no intercompany balances are reflected as outstanding on the condensed combined financial statements. Discrete financial information was not available for GBL within certain legal entities of SBH with shared operations including the operations of GBL and other SBH businesses. Certain transactions of SBH are not recorded by GBL but at the legal entity level of the Parent or its subsidiary. For shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to GBL discussed further in Note 13 – Related Parties.

Certain costs related to the GBL have been allocated from the Parent. Those costs are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Parent. GBL receives service and support functions from SBH and its subsidiaries and are dependent upon SBH and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to GBL using the most meaningful respective allocation methodologies which were primarily based on proportionate sales, headcount, direct labor costs or other measures of GBL or its Parent. These allocated costs are primarily related to corporate administrative expenses, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the functional groups such as accounting and finance services, human resources, information technology, facilities, legal services and contract support, tax and treasury management, corporate compliance and risk management, and other corporate and other corporate and infrastructural services.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

The assets and liabilities related to GBL are primarily specifically identified as assets and liabilities of the business. In some instances, assets and liabilities may be considered shared with GBL other businesses of the Parent or its subsidiary, where they are allocated based upon an allocation methodology that is primarily based on proportionate sales, headcount or other measures of GBL or its Parent. In particular, property plant and equipment not specifically identified as a component of GBL operations, but shared with GBL and other businesses of the Parent or its subsidiary, are allocated to the predominant user of the facility, if one can be determined. Shared assets consist of corporate headquarters, shared service facilities, shared distribution centers, and sales offices, among others. Predominant user is based upon the proportionate net sales, headcount, square footage, and other measures deemed reasonable to define usage of the assets. When GBL is recognized as the predominant user of the assets, the asset is recognized as property plant and equipment on the condensed combined balance sheet, a usage charge is assessed on the other businesses of SBH for use of the asset and recognized as a reduction to general & administrative expenses on the condensed combined statement of income. When GBL is not recognized as the predominant user of the asset, the asset is not recognized on the condensed combined balance sheet.

SBH uses a centralized approach to cash management and financing its operations. As a result, substantially all cash is commingled with corporate funds and is not specifically identifiable to GBL. The net results of these transactions between GBL and SBH are reflected as net parent investment in the condensed combined balance sheets. In addition, the net parent investment represents SBH’s interest in the net assets of GBL and the cumulative net investment by SBH in GBL through the dates presented. Outside of certain capital leases of GBL operations, there is no debt that is specifically identified or attributable to GBL and therefore not recognized on the condensed combined balance sheet.

Management believes the assumptions and allocations underlying the condensed combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by SBH to be a reasonable reflection of the utilization of services provided to or the benefit received by the GBL during the periods presented relative to the total costs incurred by SBH. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had GBL been an entity that operated independently of SBH. Actual costs that would have been incurred if GBL has been a stand-alone company would depend upon multiple factors, including organization structure and strategic decision made in various areas, including information technology and infrastructure. Consequently, future results of operations should the GBL be separated from SBH will include costs and expenses that may be materially different than historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the future results of operations, financial position, and cash flows.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Combination

All significant intercompany accounts and transactions within GBL have been eliminated in the preparation of the accompanying condensed combined financial statements. All significant intercompany transactions with SBH are deemed to have been paid in the period the cost was incurred.

Cash and Cash Equivalents

Treasury activities, including activities related to GBL, are centralized by SBH such that cash collections are distributed to SBH and reflected as net parent investment. As a result, GBL does not recognize cash on its condensed combined financial statements.

Receivables

Trade receivables are carried at net realizable value. GBL extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. GBL monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provisions for losses on uncollectible trade receivables are determined based on ongoing evaluations of GBL’s receivables, principally on the basis of historical collection experience and evaluations of the risks of nonpayment or return for a given customer. The allowance for uncollectible receivables was $6.7 million as of December 30, 2018. The allowance for uncollectible receivables was $4.5 million as of September 30, 2018.

Inventories

Inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first out (FIFO) method. See Note 4 - Inventory for further detail.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Property, plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset; such amortization is included in depreciation expense. GBL uses accelerated depreciation methods for income tax purposes. Useful lives for property, plant and equipment are as follows:

Asset Type	Range
Buildings and improvements	20 - 40 years
Machinery and equipment	2 - 15 years

Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains and losses are recorded on the disposition or retirement of property, plant and equipment based on the net book value and any proceeds received.

Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in GBL climate, among others, may trigger an impairment review. If such indicators are present, GBL performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment=loss is calculated based on fair value. There were no triggering events identified that necessitated an impairment test over property, plant and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 5 - Property, plant and equipment for further detail.

Goodwill

Goodwill reflects the excess of acquisition cost over the aggregate fair value assigned to identifiable net assets acquired. Goodwill is not amortized, but instead is assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. Goodwill has been assigned to reporting units for purposes of impairment testing based upon the relative fair value of the asset to reporting unit. GBL consist of a single reporting unit.

An annual impairment test is performed in the fourth quarter of its fiscal year. The Company may first perform a qualitative assessment to determine if it is more likely than not that an impairment exists to necessitate the need for a quantitative assessment. When a qualitative assessment is performed and an impairment is determined to be more likely than not, the quantitative assessment is performed by comparing the fair value of the business to its carrying value, including goodwill. In estimating the fair value, we use a discounted cash flow methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. If the fair value of a reporting unit is less than its carrying value, an impairment loss would be recognized equal to that excess; however the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. See Note 6 - Goodwill and Intangible Assets for further detail.

Intangible Assets

Intangible assets are recorded at cost or at estimated fair value if acquired in a business combination. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives. The range and weighted average useful lives for definite-lived intangibles assets are as follows:

Asset Type	Range	Weighted Average
Customer relationships	15 - 20 years	20 years
Technology assets	17 years	17 years

Definite-lived intangible assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. If indicators of potential impairment are identified, GBL performs an undiscounted cash flow analysis to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed its carrying value. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events that necessitated an impairment test of definite-lived intangible assets.

Certain trade name intangible assets have an indefinite life and are not amortized; but instead are assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. GBL performs its annual impairment test in the fourth quarter of its fiscal year. Impairment of indefinite lived intangible assets is assessed by comparing the estimated fair value of the identified trade names to their carrying value to determine if potential impairment exists. If the fair value is less than the carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. See Note 6 - Goodwill and Intangible Assets for further detail.

Financial Instruments

GBL participates in the Parent’s foreign currency exchange rate and raw material price exposure hedging program to reduce earnings and cash flow volatility associated with foreign currency exchange rate changes and changes in raw material pricing. Derivative financial instruments are used by the Parent principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures.

The Parent does not hold or issue derivative financial instruments for trading or speculative purposes. Derivative assets and liabilities are reported at fair value in the Condensed Combined Balance Sheets. When hedge accounting is elected at inception, the Parent formally designates the financial instrument as a hedge of a specific underlying exposure and documents both the risk management objectives and strategies for undertaking the hedge. Depending on the nature of derivatives designated as hedging instruments, changes in fair value are either offset against the change in fair value of the hedged assets or liability through earnings, or recognized in equity through other comprehensive income until the hedged item is recognized. Any ineffective portion of a financial instrument’s change in fair value is recognized in earnings. For derivatives that do not qualify for hedge accounting treatment, the change in the fair value is recognized in earnings. See Note 8 - Derivatives for further detail.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Revenue Recognition

Refer to Recently Issued Accounting Standards in Note 2 for a further description of the revenue recognition policies applied by GBL.

GBL has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customers represented approximately 12% and 11% of net sales for the three month periods ended December 30, 2018 and December 31, 2017, respectively.

The Company generates all of its revenue from contracts with customers. The following table disaggregates our revenue by the GBL’s key revenue streams and geographic region (based upon destination):

(in millions)	As of December 30, 2018 (unaudited)
North America	$92.7
EMEA	125.1
LATAM	24.5
APAC	6.7

Total	$249.0

Shipping and Handling Costs

Shipping and handling costs include costs incurred with GBL third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare GBL’s products for shipment at distribution facilities. Shipping and handling costs are included in Selling Expenses in the Condensed Combined Statements of Income.

Advertising Costs

Advertising costs include agency fees and other costs to create advertisements, as well as costs paid to third parties to print or broadcast advertisements and are expensed as incurred. Advertising costs are included in Selling Expenses in the Condensed Combined Statements of Income.

Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

Environmental Expenditures

Environmental expenditures that relate to current operations or to conditions caused by past operations are expensed or capitalized as appropriate. GBL determines its liability for environmental matters on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale. See Note 12 - Commitments and Contingencies for further detail.

Employee Benefits

GBL participates in various defined benefit plans sponsored by the Parent or its subsidiary that is shared amongst its businesses, including GBL. For shared plans, the participation of these plans is reflected in these condensed combined financial statements as though GBL participates in a multi-employer plan with the other businesses of SBH and a proportionate share of the cost is reflected in the condensed combined statements of income, while the asset and liabilities of such plans are retained by SBH. A liability for shared plans would be recognized by GBL to the extent there is any unpaid contributions to the multi-employer plan. In certain jurisdictions, the Parent or its subsidiary sponsors a plan that is solely or predominantly for employees attributable to GBL operations. For plans directly attributable to GBL operations, the plans are recognized under a single employer method in these condensed combined financial statements. See Note 9 - Employee Benefit Plans for further information.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of SBH to the GBL stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, GBL income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the condensed combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the condensed combined financial statements of SBH may not be included in the separate condensed combined financial statements of GBL. Similarly, the tax treatment of certain items reflected in the separate condensed combined financial statements of GBL may not be reflected in the condensed combined financial statements and tax return of SBH; therefore, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the SBH consolidated financial statements.

The breadth of GBL’s operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that GBL will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcome of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business.

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of GBL assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. It is the Parent’s policy to include accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes.

In general, the taxable income (loss) of U.S. GBL entities was included in SBH’s U.S. tax returns and, where applicable, in certain jurisdictions around the world. As such, separate income tax returns were not prepared for many GBL entities. Consequently, income taxes currently payable are deemed to be payable to SBH in the period the liability arose and income taxes currently receivable are deemed to be receivable from SBH in the period that a refund could have been recognized by GBL had GBL been a separate taxpayer.

Foreign Currency Translation

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resulting translation adjustments are reported, net of their related tax effects, as a component of Net Parent Investment. Assets and liabilities denominated in other than the functional currency are re-measured into the functional currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period. Foreign currency transaction gains and losses for transactions denominated in a currency other than the functional currency are recorded in Other Non-Operating Expense (Income), Net on the Condensed Combined Statements of Income.

Net Parent Investment

GBL equity on the Condensed Combined Balance Sheet represents the Parent’s net investment in GBL and is presented as Net Parent Investment in lieu of stockholders’ equity. The Statement of Changes in Net Parent Investment account includes assets and liabilities incurred by the Parent on behalf of GBL such as accrued liabilities related to corporate allocations including administrative expenses for legal, accounting, treasury, information technology, human resources and other services. Other assets and liabilities recorded by Parent, whose related expenses have been pushed down to GBL, are also included in Net Parent Investment.

All transactions reflected in Net Parent Investment in the accompanying Condensed Combined Balance Sheet have been considered cash receipts and payments for purposes of the Condensed Combined Statements of Cash Flows and are reflected in financing activities in the accompanying Condensed Combined Statements of Cash Flows.

Earnings per share data has not been presented in the accompanying condensed combined financial statements because GBL does not operate as a separate legal entity with its own capital structure.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. GBL adopted ASU 2014-09 and all the related amendments on October 1, 2018, using the modified retrospective transition method. GBL recognized the cumulative effect of applying the new revenue standard as an increase of $ 0.1 million, net of tax, to the opening balance of Accumulated Earnings at the beginning of the fiscal year 2019. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. GBL does not expect the adoption of Topic 606 to have a material impact to its period revenue or net income on an ongoing basis.

GBL’s revenue recognition accounting policies are as follows:

Product Sales

Our customers mostly consist of retailers, wholesalers and distributors, and construction companies with the intention to sell and distribute to an end consumer. Spectrum recognizes revenue from the sale of products upon transfer of control to the customer. For the majority of our product sales, the transfer of control is recognized when we ship the product from our facilities to the customer. Timing of revenue recognition for a majority of GBL’s sales continues to be consistent. Previously, GBL deferred recognition of revenue if title and risk of loss were retained upon shipment, but the customer arranged and paid for freight such that they had physical possession and control. Under Topic 606, GBL recognizes revenue at the time of shipment for these transactions. This change did not have a material impact on GBL’s adoption on October 1, 2018 or comparability to revenue in prior periods.

Licensing Revenue

GBL also sells licenses of its brands to third-party sellers and manufacturers for the development, production, sales & distribution of products that are not directly managed or offered by GBL. GBL maintains all right of ownership over the intellectual property and contracts with its customer over the use of the intellectual property in their operations. Under ASC 606, revenue derived from the right-to-access licenses is recognized using the over time revenue recognition method. We elected to recognize revenue under the ‘as-invoiced’ practical expedient method at the amount we are able to bill using a time-elapsed measure of progress. GBL has assessed that recognizing revenue based on a time-elapsed measure of progress, taking into consideration any minimum guarantee provisions under the contract, appropriately depicts its performance of providing access to GBL’s brands, trade names, logos, etc. This change did not have a material impact on GBL’s adoption of the new standard on October 1, 2018 and comparability to revenue recognition in prior periods.

Variable Consideration and Cash Paid to Customers

GBL measures revenue as the amount of consideration for which it expects to be entitled in exchange for transferring goods or providing services. Certain retailers and/or end customers may receive cash or non-cash incentives such as rebates, volume or trade discounts, cooperative advertising, price protection, service level penalties, and other customer-related programs, which are accounted for as variable consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the anticipated performance and all information (historical, current and forecasted) that is reasonably available. The estimated liability for sales discounts and other programs and allowances is calculated using the expected value method or most likely amount and recorded at the time of sale as a reduction of net sales.

GBL also enters into various arrangements, primarily with retail customers, which require GBL to make upfront cash payments to secure the right to distribute through such customers. GBL capitalizes these payments, provided they are supported by a volume-based arrangement with the retailer with a period of 12 months or longer, and amortizes the associated payment over the appropriate time or volume-based term of the arrangement. Capitalized payments are recognized as a contract asset and are reported in the Consolidated Statements of Financial Position as Deferred Charges and Other Assets and related amortization is treated as a reduction in Net Sales.

Product returns

In the normal course of business, GBL business may allow customers to return product per the provisions in a sale agreement. Estimated product returns are recorded as a reduction in reported revenues at the time of sale based upon historical product return experience, adjusted for known trends, to arrive at the amount of consideration expected to receive. For the anticipated value of the returns, the adoption of Topic 606 resulted in the recognition of a return asset included in the Other Current Assets and the returns liability recognized in Other Current Liabilities. GBL recognized an expected returns liability of $0.9 million as of December 30, 2018, most of which GBL does not expect or anticipate a returned asset. Prior to the adoption of Topic 606, the reserve for product returns was recognized net of anticipated value of returned product as a reduction to Trade Receivable, Net on GBL’s Condensed Consolidated Statement of Financial Position and was $0.9 million as of September 30, 2018.

Practical Expedients and Exemptions

•

GBL accounts for shipping and handling activities which occur after control of the related goods transfers as fulfillment activities instead of assessing such activities as performance obligations. The use of the practical expedient did not impact the accounting for the adoption of Topic 606.

•

GBL does not adjust the promised amount of consideration for the effects of a significant financing component, as the period between the transfer of a promised good or service to a customer and the customer’s payment for the good or service will be one year or less.

•	GBL does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer.

•

GBL does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. The estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period is immaterial.

•

GBL generally expenses sales commissions and other contract and fulfillment costs when the incurred amortization period would have been less than one year. GBL records these costs within selling, general and administrative expenses. For costs amortized over a period longer than one year, such as fixtures which are much more permanent in nature, GBL will continue to defer and amortize over the supportable period based upon historical assumptions and analysis. The

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

•	costs for permanent displays are incorporated into the pricing of product sold to customer.

•	GBL excludes all sales taxes that are assessed by a governmental authority from the transaction price.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption applicable. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the condensed combined financial statements or determined the method and timing of adoption.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption available, based upon the Parent’s effective date requirements as a public company. We are currently assessing the impact this pronouncement will have on the condensed combined financial statements of GBL and have not yet concluded on the materiality or timing of the adoption.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses diversity in practice with the classification and presentation of certain cash receipts and cash payments in the statement of cash flows. The amendments in this update address the classification within the statement of cash flow for debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent payments made after a business combination, proceeds from the settlement of insurance claims and corporate-owned life insurance policies, distributions received from equity method investees, and beneficial interests in securitization transactions, among other separately identifiable cash flows when applying the predominance principle. The Company retrospectively adopted ASU 2016 -15 on October 1, 2018. The adoption of this standard did not have a material impact on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which addresses diversity in practice with the classification and presentation of restricted cash in the statement of cash flow, classifying transfers between cash and restricted cash as operating, investing, or financing activities, or as a combination of those activities, in the statement of cash flows. The amendment requires the statement of cash flows to explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents; and include with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statement of cash flows. The Company retrospectively adopted ASU 2016-18 on October 1, 2018.

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires an employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of income. The amendment provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. Due to the adoption of ASU No. 2017-07, the components of net periodic benefit cost other than the service cost component are recognized as Other Non-Operating (Income) Expense, Net on the Statement of Income. The adoption of ASU No. 2017-07 requires a retrospective restatement of prior periods, which was inconsequential to the Company’s Condensed Consolidated Statement of Income.

In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments-Overall. This new standard enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The provisions of this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company adopted this ASU in the first quarter of fiscal 2019. The adoption of this ASU did not have a material impact on the Combined financial statements.

In October 2016, the FASB issued ASU No. 2016-16 “Intra-Entity Transfers of Assets Other Than Inventory”, which eliminates the exception of recognizing, at the time of transfer, current and deferred income taxes for intra-entity asset transfers other than inventory. Upon adoption of ASU 2016-16, the Company will recognize the tax expense from the sale of that asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. Modified retrospective adoption is required with any cumulative-effect adjustment recorded to retained earnings as of the beginning of the period of adoption. The cumulative-effect adjustment, if any, would consist of the net impact from (1) the write-off of any unamortized tax expense previously deferred and (2) recognition of any previously unrecognized deferred tax assets, net of any necessary valuation allowances. The Company implemented this ASU on October 1, 2018. The Company adopted this ASU in the first quarter of fiscal 2019. The adoption of this ASU did not have a material impact on the Combined financial statements.

In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively, and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020; with early adoption available. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality or timing of the adoption.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the GBL’s financial assets and liabilities are defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Fair value measurements are classified using a fair value hierarchy that is based upon the observability of inputs used in measuring fair value. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about hypothetical transactions in the absence of market data. Fair value measurements are classified under the following hierarchy:

•	Level 1 - Unadjusted quoted prices for identical instruments in active markets.

•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

GBL utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. GBL’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including both forward and spot prices for currencies and commodities, which are generally based on quoted or observed market prices (Level 2). The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of GBL’s derivative financial instrument assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by GBL, GBL adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume GBL’s liabilities. GBL has not changed the valuation techniques used in measuring the fair value of any financial assets and liabilities during the year. The fair values of derivative instruments are as follows. See Note 8 – Derivatives for additional detail:

	As of December 30, 2018		As of September 30, 2018
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Derivative Assets	$0.4	$0.4	$0.6	$0.6
Derivative Liabilities	$3.5	$3.5	$3.7	$3.7

The carrying values of receivables, payables and accrued expenses approximate fair value based on the short-term nature of these assets and liabilities. The carrying value of capital lease obligations approximate fair value. The carrying values of goodwill, intangible assets and other long-lived assets are tested annually or more frequently if an event occurs that indicates an impairment loss may have been incurred, using fair value measurements with unobservable inputs.

NOTE 4 - INVENTORY

Inventory consists of the following:

(in millions)	As of December 30, 2018	As of September 30, 2018
Raw materials	$32.8	$33.9
Work-in-process	19.8	21.7
Finished goods	52.7	72.2

	$105.3	$127.8

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

(in millions)	As of December 30, 2018	As of September 30, 2018
Land, buildings and improvements	$36.8	$34.6
Machinery, equipment and other	182.2	180.6
Capital leases	53.3	55.6
Construction in progress	16.1	17.1

Property, plant and equipment	$287.9	$287.9
Accumulated depreciation	(149.1)	(145.0)

Property, plant and equipment, net	$138.8	$142.9

Depreciation expense from property plant and equipment for the three month periods ended December 30, 2018 and December 31, 2017 was $5.5 million and $5.7 million, respectively.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

(in millions)	As of December 30, 2018	As of September 30, 2018
Goodwill - beginning balance	$195.5	$197.8
Foreign currency impact	(1.6)	(2.3)

Goodwill - ending balance	$193.9	$195.5

Certain tradename intangible assets have an indefinite life and are not amortized. Indefinite-lived intangible assets were $164.2 million as of December 30, 2018. Indefinite-lived intangible assets were $165.1 million as of September 30, 2018. The carrying value and accumulated amortization for definite lived intangible assets subject to amortization are as follows:

	As of December 30, 2018			As of September 30, 2018
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$167.2	$(77.9)	$89.3	$168.5	$(76.4)	$92.1
Technology assets	26.5	(14.5)	12.0	26.5	(14.2)	12.3

Total	$193.7	$(92.4)	$101.3	$195.0	$(90.6)	$104.4

Amortization expense from intangible assets was $2.7 million and $2.5 million for the three month periods ended December 30, 2018 and December 31, 2017, respectively. Excluding the impact of any future acquisitions or changes in foreign currency, GBL anticipates the annual amortization expense of intangible assets for the next five fiscal years will be as follows:

(in millions)	Amortization
2019	$10.0
2020	10.0
2021	10.0
2022	10.0
2023	10.0

NOTE 7 - LEASES

Operating Leases

Leases primarily pertain to land, buildings and equipment that expire at various times through July 2026. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the leases

NOTE 8 - DERIVATIVES

Derivative financial instruments are used by GBL principally in the management of its foreign currency exchange rate and raw material price exposures. GBL does not hold or issue derivative financial instruments for trading purposes. For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the effective portion of the derivative is reported as a component of Other Comprehensive Income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Cash Flow Hedges

Commodity Swaps. GBL is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. GBL hedges a portion of the risk associated with the purchase of these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in Other Comprehensive Income and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. GBL had the following commodity swap contracts outstanding as at December 30, 2018 and September 30, 2018 of:

	As of December 30, 2018		As of September 30, 2018
(in millions, except notional)	Notional Amount	Contract Value	Notional Amount	Contract Value
Zinc swap contracts	6.3 Tons	$18.8	7.4 Tons	$22.6

Foreign exchange contracts. GBL periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign currency denominated third party and intercompany sales or payments. These obligations generally require GBL to exchange foreign currencies for Euros. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange rates related to material purchases. Until the purchase is recognized, the fair value of the related hedge is recorded in Other Comprehensive Income and as a hedge asset or liability, as applicable. At the time the purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to purchase price variance in Cost of Goods Sold on the Condensed Combined Statements of Income.

Derivative Contracts Not Designated As Hedges for Accounting Purposes

Commodity Swaps. GBL periodically enters into commodity swap contracts to economically hedge the risk from fluctuating prices for raw materials, specifically the pass-through of market prices for silver used in manufacturing purchased watch batteries. GBL hedges a portion of the risk associated with these materials through the use of commodity swaps. The swap contracts are designated as economic hedges with the unrealized gain or loss recorded in earnings and as an asset or liability at each period

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 8 - DERIVATIVES (continued)

end. The unrecognized changes in fair value of the hedge contracts are adjusted through earnings when the realized gains or losses affect earnings upon settlement of the hedges. At December 30, 2018, GBL had a series of commodity swaps outstanding through February 2020. GBL had the following outstanding commodity swap contracts outstanding as of December 30, 2018 and of September 30, 2018, respectively:

	As of December 30, 2018		As of September 30, 2018
(in millions, except notional)	Notional Amount	Contract Value	Notional Amount	Contract Value
Silver	21.7 troy oz.	$0.4	30.4 troy oz.	$0.5

Fair Value of Derivative Instruments

The fair value of outstanding derivative instruments is as follows:

(in millions)	Line Item	As of December 30, 2018	As of September 30, 2018
Derivative Assets
Commodity swaps - designated as hedge	Other receivables	$—	$0.1
Commodity swaps - designated as hedge	Deferred charges and other	—	—
Foreign exchange contracts - designated as hedge	Other receivables	0.4	0.5

Total Derivative Assets		$0.4	$0.6

Derivative Liabilities
Commodity swaps - designated as hedge	Accounts payable	$3.4	$3.3
Commodity swaps - designated as hedge	Other long-term liabilities	0.1	0.4
Foreign exchange contracts - designated as hedge	Accounts payable	—	—
Foreign exchange contracts - designated as hedge	Other long-term liabilities	—	—

Total Derivative Liabilities		$3.5	$3.7

GBL is exposed to the risk of default by the counterparties with which it transacts and generally does not require collateral or other security to support financial instruments subject to credit risk. GBL monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are concentrated with certain domestic and foreign financial institution counterparties. GBL considers these exposures when measuring its credit reserves on its derivative assets, which was less than $0.1 million for the three month period ended December 30, 2018 and the year ended September 30, 2018.

GBL standard contracts do not contain credit risk related contingent features whereby GBL would be required to post additional cash collateral as a result of a credit event. However, GBL is typically required to post collateral in the normal course of business to offset its liability positions. As of December 30, 2018 and September 30, 2018, there was $1.1 million of posted cash collateral and no posted standby letters of credit related to such liability positions.

The following table summarizes the impact of the effective and ineffective portions of designated hedges and the gain (loss) recognized in the Condensed Combined Statement of Income for the three month periods ended December 30, 2018 and December 31, 2017.

	Effective Portion
For three month periods ended December 30, 2018 (in millions)	Gain (Loss) in OCI	Reclassified to Earnings		Ineffective portion
		Line Item	Gain (Loss)	Line Item	Gain (Loss)
Commodity swaps	$(0.8)	Cost of goods sold	$(1.0)	Cost of goods sold	$(1.6)
Foreign exchange contracts	1.3	Cost of goods sold	1.2	Cost of goods sold	—

Total	$0.5		$0.2		$(1.6)

	Effective Portion
For three month periods ended December 31, 2017 (in millions)	Gain (Loss) in OCI	Reclassified to Earnings		Ineffective portion
		Line Item	Gain (Loss)	Line Item	Gain (Loss)
Commodity swaps	$1.2	Cost of goods sold	$1.2	Cost of goods sold	$—
Foreign exchange contracts	(0.5)	Cost of goods sold	(1.7)	Cost of goods sold	—

Total	$0.7		$(0.5)		$—

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 9 - EMPLOYEE BENEFIT PLANS

Shared Plans

GBL participates in U.S. and Non-U.S. defined benefit pension plans as though they are participants in a multi-employer plan with the other businesses of SBH. The proportionate share of cost for these plans is allocated based on active employee headcount. The following is a summary of costs reflected in the Condensed Combined Statements of Income. These figures do not represent cash payment to the parent company or its plans.

	For three month periods ended
(in millions)	December 30, 2018	December 31, 2017
US Plan	(0.2)	—
Non-US Plan	0.5	0.5

	0.3	0.5

The following table contains the components of net periodic benefit cost for GBL’s single employer plans for the three month periods ended December 30, 2018 and December 31, 2017.

	For three month periods ended
(in millions)	December 30, 2018	December 31, 2017
Service cost	$—	$—
Interest cost	0.1	0.1
Recognized net actuarial loss	—	—

Net periodic benefit cost	$0.1	$0.1

Weighted average assumptions
Discount rate	10.22 - 13.20%	13.50 - 13.81%
Rate of compensation increase	5.50%	5.50%

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where the plans are established. There are no dedicated plan assets in single employer plans.

NOTE 10 - INCOME TAXES

Three Month Periods Ended December 30, 2018 and December 31, 2017 (unaudited)

The effective tax rate for the three month periods ended December 30, 2018 and December 31, 2017 was 30.3% and -12.9% respectively.

The estimated annual effective tax rate applied to the three month period ended December 30, 2018 differs from the U.S. federal statutory rate principally due to income earned outside the U.S. that is subject to the U.S. tax on global intangible income (“GILTI”), nondeductible expenses, and net operating losses outside the U.S. that are not more-likely-than-not to result in a net tax benefit.

The Tax Cuts and Jobs Act of December 22, 2017 (the “Tax Reform Act”) reduced the U.S. corporate income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. The Tax Reform Act also provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”), payable in installments over 8 years. During the three month period ended December 30, 2017, GBL recorded a $23.3 million tax benefit from revaluing its ending net U.S. deferred tax liabilities as a result of the reduction in the U.S. corporate income tax rate from 35% to 21%, and recognized $7.9 million of income tax expense for GBL’s share of the tax from the one-time deemed mandatory repatriation.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The measurement period ended December 30, 2018 and the Company did not recognize changes to the provisional tax impacts during the three month period ended December 30, 2018. Portions of the Tax Reform Act are unclear or have not yet been clarified and interpretations and regulations continued to be issued, which could have a material impact on what the Company has recorded to date.

NOTE 11 – SHARE BASED COMPENSATION

GBL participates in the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “Equity Plan”) of the Parent through the use of time based and performance-based Restricted Stock Units (“RSUs”). Compensation expense of its RSUs is measured based on the fair value of the award as determined by the market price of SBH shares of common stock on the grant date; and recognizes those costs on a straight-line basis over the requisite period of the awards. Certain RSUs are performance-based awards that are dependent upon achieving specified financial metrics of the consolidated SBH group over a designated period of time. SBH also provides for a portion of its annual management incentive compensation plan to be paid in common stock of SBH, in lieu of cash payment. In addition to stock compensation for employees directly attributable to GBL, stock compensation for employees attributable to corporate and shared operations were allocated on a proportional basis of combined sales and headcount.

Share based compensation expense recognized by GBL for the three month periods ended December 30, 2018 and December 31, 2017 were $2.3 million and $0.7 million, respectively. The remaining unrecognized pre-tax compensation cost for GBL is not material.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

For the three month periods ended December 30, 2018 and December 31, 2017

(unaudited)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

GBL is a defendant in various litigation matters generally arising out of the ordinary course of business. GBL does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity, or cash flows.

GBL has provided for the estimated costs of $0.6 million as of December 30, 2018 and $0.6 million as of September 30, 2018, respectively, associated with environmental remediation activities at some of its current and former manufacturing sites. GBL believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the combined financial condition, results of operations or cash flows of GBL.

NOTE 13 - RELATED PARTIES

GBL does not sell or purchase product from other businesses of SBH. The Condensed Combined Statements of Income include allocations for certain support functions that are provided on a centralized basis by the Parent and subsequently recorded at the business unit level, such as expenses related to employee benefits, finance, human resources, risk management, information technology, facilities, legal, tax and treasury management, corporate compliance and risk management, among others. These expenses have been allocated to GBL on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of combined sales, headcount or other measures of GBL or its Parent. Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the condensed combined financial statements may not include all actual expense that would have been incurred by GBL and may not reflect the combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if GBL had been a stand-alone company would depend upon multiple factors, including organization structure and strategic decisions made in various areas, including information technology and infrastructure. For the three month periods ended December 30, 2018 and December 31, 2017, general corporate expenses allocated to GBL were $1.8 million and $2.1 million, respectively. General corporate expenses are recognized as General & Administrative Expenses on the Combine Statements of Income.

SBH has shared assets that consist of shared service facilities, shared distribution centers, and sales offices, among others, that are used for SBH operations including the operations of GBL. The property, plant and equipment for shared assets predominantly used by GBL are recognized in the Condensed Combined Balance Sheets and the cost for usage by other business of SBH was recognized as a reduction to General & Administrative Expenses on the Condensed Combined Statements of Income. For the three month periods ended December 30, 2018 and December 31, 2017, charges to other SBH businesses for shared assets were $0.6 million and $0.6 million respectively.

GBL also uses corporate facilities and technology infrastructure at SBH corporate headquarters as its global headquarters and research and development labs. There were no individual businesses of SBH that are considered a predominant user of the SBH corporate headquarters; and therefore a proportionate share of the costs for the corporate headquarters was allocated to GBL for rent and use of shared assets. Shared asset cost for the use of the SBH headquarters is recognized as General & Administrative Expenses on the Condensed Combined Statements of Income. For the three month periods ended December 30, 2018 and December 31, 2017, the shared asset cost was $1.7 million and $2.2 million, respectively.

GBL participates in a centralized cash management and financing programs of SBH. Disbursements are made through centralized accounts payables which are operated by SBH. Cash receipts are transferred to centralized accounts, also maintained by SBH. As cash is disbursed and received by SBH, it is accounted for by GBL through SBH Net Parent Investment. All short and long-term debt is financed by SBH and financing decisions for subsidiaries is determined by centralized SBH treasury operations, with the exception of certain capital lease obligations directly attributable to GBL operations that are recognized on the Condensed Combined Balance Sheets.

NOTE 14 – SUBSEQUENT EVENTS

In connection with the preparation of the condensed combined financial statements, GBL evaluated subsequent events through February 24, 2020 the date the unaudited condensed combined financial statements were available to be issued.

On January 2, 2019 Spectrum Brands Holdings, Inc., a Delaware corporation (the “Company”), completed its previously announced disposition of the Company’s global battery, lighting and portable power business (the “GBL Business”) to Energizer Holdings, Inc., a Missouri corporation (“Energizer”), pursuant to the Amended and Restated Acquisition Agreement, dated as of November 15, 2018 (the “GBL Agreement”), by and between the Company and Energizer (the “GBL Transaction”).

Pursuant to the terms and conditions of the GBL Agreement, (i) Energizer agreed that it would, to the extent required to obtain regulatory approval of the GBL Transaction, divest the Varta consumer battery business, including manufacturing and distribution facilities in Germany, of the GBL Business (the “Varta Business”), and (ii) Spectrum agreed to share in any decline in value on the divestiture of the Varta Business below the targeted sale price, up to a maximum of USD $200 million.

On May 29, 2019, Energizer entered into an agreement to sell the Varta Business and, in accordance with the terms and conditions of the GBL Agreement, Spectrum was obliged to contribute USD $197 million to Energizer in connection with the sale of the Varta Business. The sale transaction was completed on January 2, 2020.